Exhibit 10.2

Confidentiality and Business Protection Agreement

This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and between Jeffrey W. Henderson (“Executive”) and Cardinal Health, Inc., an Ohio Corporation (the “Company”) effective as of June 10, 2014.

It is hereby agreed as follows:

1.Consideration and Acknowledgements. The parties acknowledge that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the letter agreement concerning Executive’s retirement dated June 10, 2014 (the “Letter Agreement”) and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company.
2.Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the "Cardinal Group"), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that Executive has obtained or obtains during the Executive's employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive's violation of this Agreement) ("Confidential Information"). For the purposes of this Agreement, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that Executive uses, prepares or comes into contact with during the course of Executive's employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of Executive's employment.
3.Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Agreement), without the prior written consent of the Company, engage in the following conduct (a "Solicitation"): (i) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease his or her relationship with the Cardinal Group for any reason. A "Solicitation" does not include any recruitment of employees for the Cardinal Group. The "Restricted Period" means the period from the date of this Agreement until twenty-four months after Executive’s retirement date of August 21, 2015 specified in the Letter Agreement.
4.No Competition -- Solicitation of Business. During the Restricted Period, Executive shall not (as an officer, agent, employee, partner, consultant or director of any other company, partnership or entity) be personally involved in direct or indirect solicitation on behalf of any competitor of the Cardinal Group of the business of (i) any customer of the Cardinal Group during the time of Executive's employment or at date of termination of employment or (ii) any potential customer of the Cardinal Group which Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.
5.No Competition -- Employment by Competitor. During the Restricted Period, Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any of the primary competitors of the Cardinal Group.
6.Acknowledgement and Enforcement. Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 4 and 5, is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event Executive breached any of the covenants of this Agreement; and (C) remedies at law (such as monetary damages) for any breach of Executive's obligations under this Agreement would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a covenant under this Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
7.Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:    At the most recent address on file for Executive at the Company.

If to the Company:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
(d)    Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

_/s/ Jeffrey W. Henderson_________________
Jeffrey W. Henderson.
Execution Date: June 10, 2014

CARDINAL HEALTH, INC.

_/s/ Carole Watkins__________________
By: Carole Watkins
Its: Chief Human Resources Officer
Execution Date: June 10, 2014